Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2014 THIRD QUARTER RESULTS

Operating Margins Increased Year-over-Year and Sequentially;

Redbox Signed New and Extended Existing Content Agreements;

New ecoATM Retail Agreements Signed; ecoATM Installs Grew to 1,510 at Quarter End

BELLEVUE, Wash.—October 30, 2014—Outerwall Inc. (Nasdaq: OUTR) today reported financial results for the third quarter ended September 30, 2014.

“We made substantial progress on a number of fronts during the third quarter, including the disciplined execution of our initiatives to improve efficiency,” said J. Scott Di Valerio, Outerwall’s chief executive officer. “Our focus on managing Outerwall for profitability is driving tangible results, including solid core adjusted EBITDA from continuing operations and improvement of operating margins. On the content side, our studio relationships remain strong. We signed a new agreement with Lionsgate and extended our existing agreement with Universal Studios. Finally, we are scaling our ecoATM business through significant kiosk installations and several new agreements with our retail partners.”

For purposes of year-over-year comparisons of third quarter 2014 GAAP results, the company noted that it completed the acquisition of ecoATM in the third quarter of 2013. As a result, Outerwall recognized a pretax gain on the re-measurement of its previously held 23% equity interest in ecoATM. This non-core item benefitted third quarter 2013 income from continuing operations by $68.4 million and third quarter 2013 diluted EPS from continuing operations by $2.36.

	2014 Third Quarter	2013 Third Quarter	Change %
GAAP Results
• Consolidated revenue	$552.9 million	$586.5 million	(5.7)%
• Income from continuing operations	$17.9 million	$86.8 million	(79.4)%
• Net income	$17.9 million	$82.7 million	(78.4)%
• Diluted EPS from continuing operations	$0.93	$3.10	(70.0)%
• Net cash provided by operating activities	$49.6 million	$60.9 million	(18.6)%
Core Results*
• Core adjusted EBITDA from continuing operations	$111.6 million	$114.3 million	(2.3)%
• Core diluted EPS from continuing operations	$1.44	$1.12	28.6%
• Free cash flow	$30.3 million	$21.8 million	38.9%

*	Refer to Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results.

Highlights from the third quarter of 2014 include:

•	Managed the business for profitability as demonstrated by solid core adjusted EBITDA from continuing operations despite lower revenue that was driven primarily by soft flow-through from the second quarter of 2014 and the unfavorable timing of releases in the third quarter of 2014

•	General and administrative (G&A) expenses improved 21.6% compared with the third quarter of 2013 as a result of the company’s ongoing focus on expense management initiatives

•	Segment operating margins in the Redbox and Coinstar businesses increased both year-over-year and sequentially

•	Extended the existing content agreement with Universal and recently signed a new content agreement with Lionsgate

•	Installed more than 530 net new ecoATM® kiosks in the quarter and signed several new installation agreements with retail partners

•	Generated $30.3 million in free cash flow in the quarter, bringing the year-to-date total to $134.7 million

•	Repurchased $70.6 million, or approximately 1.2 million shares, of common stock in the quarter

•	Settled all outstanding conversions on the company’s 4.0% Senior Convertible Notes that matured on September 2, 2014

“Our third quarter results reflect our ongoing efforts to align costs and capital expenditures across the business with our revenue growth opportunities,” said Galen C. Smith, chief financial officer of Outerwall. “We are on track to achieve our commitment of $22 million in G&A savings in 2014, with a substantial year-over-year improvement in G&A expense resulting in an increase in operating income margins year-over-year and sequentially. We achieved this improvement despite a weaker content release schedule in the quarter. Importantly, we continue to generate strong cash flow and repurchased more than $70 million of our common stock in the quarter.”

CONSOLIDATED RESULTS

Consolidated revenue for the third quarter of 2014 decreased $33.7 million, or 5.7% to $552.9 million compared with $586.5 million for the third quarter of 2013. The year-over-year decline in consolidated revenue was primarily due to a $53.6 million decrease in revenue from the company’s Redbox segment. The decrease in Redbox revenue was primarily due to soft flow-through from a weak release schedule in the second quarter of 2014 and the unfavorable timing and mix of content released in the third quarter of 2014.

G&A expenses were $47.9 million in the third quarter of 2014, a decrease of 21.6% from $61.0 million in the third quarter of 2013. The improvement was primarily due to the company’s ongoing focus on expense management initiatives and also reflects a shift in the timing of expenses as certain initiatives and new hires moved from the third quarter to the fourth quarter of 2014.

Operating income for the third quarter of 2014 was $56.6 million and operating margin was 10.2% compared with operating income of $55.2 million and operating margin of 9.4% in the third quarter of 2013. The year-over-year increase in operating margin primarily reflects the improvement in G&A and direct operating expenses.

Income from continuing operations for the third quarter of 2014 was $17.9 million, or $0.93 earnings per diluted share from continuing operations, compared with $86.8 million, or $3.10 per diluted share, in the third quarter of 2013. Income from continuing operations in the third quarter of 2013 benefitted from a $68.4 million gain on the company’s previously held equity interest in ecoATM that added $2.36 to earnings per diluted share from continuing operations.

Core adjusted EBITDA from continuing operations for the third quarter of 2014 was $111.6 million compared with $114.3 million in the third quarter of 2013. The year-over-year decline was primarily due to lower segment operating income in the Redbox segment partially offset by an increase in segment operating income in the Coinstar segment and lower segment operating losses in the New Ventures segment.

Core diluted earnings per share from continuing operations in the third quarter of 2014 was $1.44 compared with $1.12 per diluted share in the third quarter of 2013.

Net cash provided by operating activities in the third quarter of 2014 was $49.6 million compared with $60.9 million in the third quarter of 2013. The decrease was primarily due to lower net income in the third quarter of 2014, an increase in net non-cash income and expense primarily related to the one-time gain of $68.4 million in the third quarter of 2013 on the company’s previously held equity interest in ecoATM and changes in working capital.

Cash capital expenditures for the third quarter of 2014 were $19.3 million compared with $39.1 million in the third quarter of 2013. In 2013, the higher level of capital expenditures was due to the vertical merchandising zone retrofit at Redbox and higher corporate expenditures related to enterprise software development initiatives.

Free cash flow for the third quarter of 2014 was $30.3 million, compared with $21.8 million in the third quarter of 2013, primarily driven by lower capital expenditures partially offset by lower operating cash flow.

SEGMENT RESULTS

Redbox

Redbox segment revenue in the third quarter of 2014 was $438.0 million compared with $491.7 million in the third quarter of 2013. The year-over-year decrease in revenues was primarily due to soft flow-through from a weak release schedule in the second quarter of 2014 and the unfavorable timing and mix of content released in the third quarter of 2014. Rentals declined 13.7% compared with the third quarter of 2013 to approximately 172.2 million. Same store sales decreased 11.8% in the third quarter of 2014 compared with an increase of 2.1% in the third quarter of 2013, reflecting lower revenues in the quarter.

Net revenue per rental increased $0.08, or 3.3% to $2.54 from $2.46 in the third quarter of 2013. The increase was primarily the result of a higher percentage of Blu-ray and video game rentals as a percent of total disc rentals and a continued stabilization in single night rentals primarily due to more effective marketing promotions.

Redbox segment operating income in the third quarter of 2014 was $85.7 million compared with $91.0 million in the third quarter of 2013. Segment operating margin was 19.6% in the third quarter of 2014 compared with 18.5% in the third quarter of 2013, as the company continued to focus on managing G&A expenses and direct operating costs.

Coinstar

Coinstar segment revenue was $85.1 million, an increase of 6.9%, compared with $79.6 million in the third quarter of 2013, primarily due to the U.S. price increase that was implemented on October 1, 2013. Additional factors impacting revenue included higher volume in the U.K. due to an increase in the U.K. kiosk base, a price increase in the U.K., and an increase in the number of Coinstar™ Exchange kiosks. Same store sales grew 5.8% in the third quarter of 2014 compared with 0.4% in the third quarter of 2013, reflecting the higher revenue. The average transaction size in the third quarter of 2014 increased $0.67 to $41.92 from the third quarter of 2013.

Effective August 1, 2014, the company implemented a price increase for all U.K. grocery retail locations for the coin voucher product, increasing the fee from 8.9% to 9.9%.

Coinstar segment operating income was $33.4 million in the third quarter of 2014, an increase of 20.9% compared with the third quarter of 2013, and Coinstar segment operating margin was 39.3% in the third quarter of 2014, an increase of 460 basis points compared with 34.7% in the third quarter of 2013. The increases reflect the increase in revenue as well as continued efforts to manage costs and increase productivity in the business.

New Ventures

New Ventures segment revenue was $29.7 million compared with $15.2 million in the third quarter of 2013, primarily due to the inclusion of the ecoATM business that was acquired in July 2013 and an increase in the number of installed ecoATM kiosks and the continued ramping of ecoATM kiosks deployed in the 12 months following the end of the third quarter of 2013. New Ventures segment revenue also increased sequentially from the second quarter of 2014 primarily due to an increase in the number of devices collected in the ecoATM business primarily as a result of competitive pricing, kiosk enhancements, and a higher installed kiosk base.

New Ventures segment operating loss of $4.4 million in the third quarter of 2014 decreased from a loss of $5.4 million in the third quarter of 2013. The operating loss in the third quarter of 2013 included $4.0 million in costs associated with the acquisition of ecoATM. Direct operating costs increased year-over-year as the company continued to invest in the teams and infrastructure needed to scale the ecoATM business and support the ongoing testing of SAMPLEit.

During the quarter, ecoATM signed several new kiosk installation agreements with retail partners, primarily in the grocery channel, and installed approximately 530 net new ecoATM kiosks. At September 30, 2014, New Ventures had approximately 1,550 kiosks installed, including approximately 1,510 ecoATM kiosks.

REDBOX INSTANT BY VERIZON JOINT VENTURE

On October 22, 2014, the company announced that Redbox withdrew as a member of the Redbox Instant by Verizon joint venture. As part of the agreement, Redbox received a cash payment of $16.8 million in the fourth quarter of 2014. Over the life of the joint venture, Outerwall received $70.5 million in cash, including the $16.8 million, from payments for services and kiosk nights and invested $77.0 million in capital contributions, including $14.0 million in the third quarter of 2014. In addition, the company realized approximately $29.9 million in cash tax savings through deductions arising from the recognition of the company’s share of the joint venture’s losses through September 30, 2014. The company will make no further capital contributions related to the joint venture. The company does not expect a material net financial impact in the fourth quarter of 2014.

SHARE REPURCHASES AND CAPITAL STRUCTURE

During the third quarter of 2014, the company repurchased approximately $70.6 million of its common stock, representing approximately 1.2 million shares at an average price of $59.52 per share. At September 30, 2014, there was approximately $162.9 million in authority remaining under the company’s stock repurchase authorization.

On September 2, 2014, the company’s remaining outstanding 4.0% Convertible Senior Notes matured. During the quarter, the company retired or settled upon maturity $33.4 million in face value of convertible notes for $33.4 million in cash and the issuance of 248,944 shares of its common stock.

The company’s net leverage ratio1 was 2.10x at September 30, 2014. The company continues to target a net leverage ratio in the range of 1.75x to 2.25x in 2014.

GUIDANCE

Beginning in 2015, Outerwall will provide annual guidance only. The company believes annual guidance is a more relevant measurement of the business given its stage of growth, and full-year results better capture the varying seasonal patterns of each of its businesses.

The company provided guidance for the fourth quarter of 2014 and narrowed the range for its full-year 2014 guidance to reflect:

•	a shift in costs related to key initiatives and hiring to the fourth quarter of 2014;

•	lapping the price increase in the Coinstar business for U.S. retail grocery locations;

•	a lower average selling price for devices in our ecoATM business due to the iPhone® 6 launch and the timing of ecoATM kiosk installations; and

•	share repurchases in the third quarter of 2014.

[1]	Refer to Appendix A for a discussion of Non-GAAP Financial Measures and Core and Non-Core Results.

The following table presents the company’s fourth quarter 2014 and full-year 2014 guidance:

OUTERWALL INC.

2014 FOURTH QUARTER AND FULL YEAR GUIDANCE

In millions, except per share amounts
2014 FOURTH QUARTER GUIDANCE	As of October 30, 2014
Consolidated revenue	$575 – $605
Core adjusted EBITDA from continuing operations	$123 – $138
Core diluted EPS from continuing operations(1)	$1.85 – $2.15
Average diluted shares outstanding(1)	18.5 – 18.6

In millions, except per share amounts
2014 FULL YEAR GUIDANCE	As of October 30, 2014
Consolidated results
Revenue	$2,277 – $2,307
Core adjusted EBITDA from continuing operations	$462 – $477
Core diluted EPS from continuing operations(1)	$5.98 – $6.28
Free cash flow	$210 – $240
Average diluted shares outstanding(1)	20.6 – 20.7
Effective tax rate	37% – 39%
Segment revenue
Redbox	$1,868 – $1,890
Coinstar	$312 – $315
New Ventures	$97 – $102
Capital expenditures
Redbox:
Kiosk, software and other	$8 – $9
Maintenance	$16 – $18

Total Redbox	$24 – $27
Coinstar:
New	$13 – $14
Maintenance	$4 – $5

Total Coinstar	$17 – $19
New Ventures	$41 – $44
Corporate	$18 – $20

TOTAL CAPEX	$100 – $110

Net kiosk installations:
Redbox:
U.S.	(700) – (500)
Canada	300 – 400

Redbox total	(400) – (100)
Coinstar	300 – 400
New Ventures	1,000 – 1,200

(1)	Excludes the impact of any future share repurchases for the remainder of 2014

ADDITIONAL INFORMATION

Additional information regarding the company’s 2014 third quarter operating and financial results and guidance are included in the company’s prepared remarks. These items, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The Segment Supplement, which provides historical data in Excel format, is also posted on the website.

CONFERENCE CALL

The company will host a conference call today at 2:30 p.m. PDT (5:30 p.m. EDT) to discuss third quarter 2014 earnings results and fourth quarter and full-year 2014 guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through November 14, 2014, at 1-888-843-7419 or 1-630-652-3042, passcode 3815 8258.

ABOUT OUTERWALL INC.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “will,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2014 fourth quarter and full year results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or its subsidiaries, as well as from risks and uncertainties beyond Outerwall Inc.’s control. Such risks and uncertainties include, but are not limited to,

•	competition from other entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM, SAMPLEit and Redbox Instant™ by Verizon,

•	our ability to repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	the effective management of our content library,

•	the timing of the release slate and the relative attractiveness of titles in a particular quarter or year,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to generate sufficient cash flow to timely and fully service indebtedness and adhere to certain covenants and restrictions,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.’s expectations as of the date of this press release. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

OUTERWALL INC.

EARNINGS RELEASE SCHEDULES

Three Months and Nine Months Ended September 30, 2014

• Consolidated Statements of Comprehensive Income	10

• Consolidated Balance Sheets	11

• Consolidated Statements of Cash Flows	12

• Business Segment and Enterprisewide Information	14

• APPENDIX A

• Non-GAAP Financial Measures	16

• Core and Non-Core Results	16

• Core Adjusted EBITDA From Continuing Operations	17

• Core Diluted EPS From Continuing Operations	17

• Free Cash Flow	18

• Net Debt and Net Leverage Ratio	18

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$552,864	$586,539	$1,702,403	$1,712,896
Expenses:
Direct operating(1)	384,111	405,973	1,194,815	1,174,818
Marketing	9,762	8,395	27,142	22,903
Research and development	2,999	3,510	9,885	8,171
General and administrative	47,864	61,031	149,829	168,786
Depreciation and other	47,896	49,245	146,171	143,156
Amortization of intangible assets	3,671	3,191	11,366	7,085

Total expenses	496,303	531,345	1,539,208	1,524,919

Operating income	56,561	55,194	163,195	187,977
Other income (expense), net:
Income (loss) from equity method investments, net	(11,352)	57,934	(31,261)	41,280
Interest expense, net	(12,463)	(8,402)	(35,037)	(25,953)
Other, net	(3,015)	(2,402)	(1,857)	(3,323)

Total other income (expense), net	(26,830)	47,130	(68,155)	12,004

Income from continuing operations before income taxes	29,731	102,324	95,040	199,981
Income tax expense	(11,841)	(15,529)	(31,454)	(34,766)

Income from continuing operations	17,890	86,795	63,586	165,215
Loss from discontinued operations, net of tax	—	(4,139)	(768)	(13,098)

Net income	17,890	82,656	62,818	152,117
Foreign currency translation adjustment(2)	(695)	1,852	(156)	(304)

Comprehensive income	$17,195	$84,508	$62,662	$151,813

Basic earnings (loss) per share:
Continuing operations	$0.95	$3.19	$3.06	$6.03
Discontinued operations	—	(0.16)	(0.04)	(0.48)

Basic earnings per share	$0.95	$3.03	$3.02	$5.55

Diluted earnings (loss) per share:
Continuing operations	$0.93	$3.10	$2.98	$5.78
Discontinued operations	—	(0.15)	(0.04)	(0.46)

Diluted earnings per share	$0.93	$2.95	$2.94	$5.32

Weighted average shares used in basic per share calculations	18,798	27,244	20,792	27,391
Weighted average shares used in diluted per share calculations	19,147	28,016	21,372	28,582

(1)	“Direct operating” excludes depreciation and other of $32.0 million and $96.5 million for the three and nine months ended September 30, 2014, respectively, and $33.0 million and $97.3 million for the three and nine months ended September 30, 2013, respectively.
(2)	Foreign currency translation adjustment had no tax effect for the three and nine months ended September 30, 2014 and 2013, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$184,901	$371,437
Accounts receivable, net of allowances of $1,700 and $1,826	32,787	50,296
Content library	151,068	199,868
Prepaid expenses and other current assets	59,807	84,709

Total current assets	428,563	706,310
Property and equipment, net	451,346	520,865
Deferred income taxes	9,290	6,443
Goodwill and other intangible assets, net	627,324	638,690
Other long-term assets	11,510	19,075

Total assets	$1,528,033	$1,891,383

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$138,123	$236,018
Accrued payable to retailers	105,989	134,140
Other accrued liabilities	129,873	134,127
Current portion of long-term debt and other long-term liabilities	20,595	103,889
Deferred income taxes	33,154	23,143

Total current liabilities	427,734	631,317
Long-term debt and other long-term liabilities	1,022,803	681,403
Deferred income taxes	29,370	58,528

Total liabilities	1,479,907	1,371,248
Commitments and contingencies
Debt conversion feature	—	1,446
Stockholders’ Equity:
Preferred stock, $0.001 par value—5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value—60,000,000 authorized; 36,593,850 and 36,356,357 shares issued; 18,894,926 and 26,150,900 shares outstanding;	470,157	482,481
Treasury stock	(997,697)	(476,796)
Retained earnings	576,589	513,771
Accumulated other comprehensive loss	(923)	(767)

Total stockholders’ equity	48,126	518,689

Total liabilities and stockholders’ equity	$1,528,033	$1,891,383

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating Activities:
Net income	$17,890	$82,656	$62,818	$152,117
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	47,898	49,664	146,156	144,173
Amortization of intangible assets	3,671	3,191	11,366	7,085
Share-based payments expense	3,249	2,774	10,093	11,454
Windfall excess tax benefits related to share-based payments	(35)	(318)	(1,988)	(3,347)
Deferred income taxes	(2,404)	24,813	(17,408)	(12,098)
Impairment expense	—	2,586	—	5,262
Loss (income) from equity method investments, net	11,352	(57,934)	31,261	(41,280)
Amortization of deferred financing fees and debt discount	901	1,158	3,423	5,205
Loss from early extinguishment of debt	55	1	2,018	5,950
Other	(313)	2,831	(1,477)	1,020
Cash flows from changes in operating assets and liabilities:
Accounts receivable, net	12,133	2,344	17,464	(306)
Content library	1,314	4,534	48,800	9,446
Prepaid expenses and other current assets	1,044	(20,845)	23,047	(31,456)
Other assets	611	(633)	1,647	269
Accounts payable	(26,011)	(14,722)	(97,006)	(70,180)
Accrued payable to retailers	(21,099)	(9,368)	(27,822)	(9,641)
Other accrued liabilities	(629)	(11,789)	(5,345)	(26,552)

Net cash flows from operating activities(1)	49,627	60,943	207,047	147,121
Investing Activities:
Purchases of property and equipment	(19,295)	(39,102)	(72,311)	(123,346)
Proceeds from sale of property and equipment	42	56	1,835	12,888
Sales of short term investments	—	10,000	—	—
Acquisition of ecoATM, net of cash acquired	—	(244,036)	—	(244,036)
Receipt of note receivable principal	—	—	—	95
Cash paid for equity investments	(14,000)	(14,000)	(24,500)	(28,000)

Net cash flows used in investing activities(1)	(33,253)	(287,082)	(94,976)	(382,399)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	295,500	343,769
Proceeds from new borrowing on Credit Facility	130,000	150,000	635,000	150,000
Principal payments on Credit Facility	(86,875)	(54,376)	(621,250)	(60,938)
Financing costs associated with Credit Facility and senior unsecured notes(2)	(824)	—	(2,906)	(444)
Settlement and conversion of convertible debt	(33,425)	(30)	(51,149)	(169,664)
Repurchases of common stock(3)	(70,598)	(23,616)	(545,078)	(95,004)
Principal payments on capital lease obligations and other debt	(3,516)	(3,373)	(10,597)	(10,824)
Windfall excess tax benefits related to share-based payments	35	318	1,988	3,347
Withholding tax paid on vesting of restricted stock net of proceeds from exercise of stock options	(59)	1,018	(1,084)	7,763

Net cash flows from (used in) financing activities(1)	(65,262)	69,941	(299,576)	168,005

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Effect of exchange rate changes on cash	563	1,183	969	(391)

Decrease in cash and cash equivalents	(48,325)	(155,015)	(186,536)	(67,664)
Cash and cash equivalents:
Beginning of period	233,226	370,245	371,437	282,894

End of period	$184,901	$215,230	$184,901	$215,230

(1)	During 2013, we discontinued four ventures previously included in our New Ventures operating segment, Orango, Rubi, Crisp Market, and Star Studio. Cash flows from these discontinued operations are not segregated from cash flows from continuing operations in all periods presented because they were not material.
(2)	Total financing costs associated with the Credit Facility and senior unsecured notes issued in the second quarter of 2014 were $8.2 million composed of non-cash debt issue costs of $4.5 million recorded as debt discount associated with our issuance of $300.0 million senior unsecured notes due 2021, $1.5 million in deferred financing fees associated with the senior unsecured notes, and $2.2 million in deferred financing fees associated with the refinancing of our credit facility. The cash payments for financing costs associated with the Credit Facility and senior unsecured notes during the three and nine months ended September 30, 2014 were $0.8 million and $2.9 million, respectively. The remaining accrued balance of the total financing cost as of September 30, 2014 was $0.8 million.
(3)	The total cost of repurchases of common stock during the three and nine months ended September 30, 2014 was $70.6 million and $545.2 million, respectively, which includes $3.8 million in fees and expenses relating to the tender offer recorded as part of the cost of treasury stock in our Consolidated Balance Sheets. The cash payments for the tender offer fees during the three and nine months ended September 30, 2014 was $0.01 million and $3.7 million, respectively. The remaining accrued balance of the tender offer fees as of September 30, 2014 is $0.1 million.

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

The analysis and reconciliation of the company’s segment information to the consolidated financial statements that follows covers the company’s results of operations, which consists of the Redbox, Coinstar and New Ventures segments. Unallocated general and administrative expenses relate to share-based compensation and expense related to the rights to receive cash issued in connection with our acquisition of ecoATM.

Dollars in thousands
Three Months Ended September 30, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$438,048	$85,074	$29,742	$—	$552,864
Expenses:
Direct operating	312,792	42,428	26,988	1,903	384,111
Marketing	6,038	1,834	1,212	678	9,762
Research and development	15	64	2,088	832	2,999
General and administrative	33,527	7,313	3,885	3,139	47,864

Segment operating income (loss)	85,676	33,435	(4,431)	(6,552)	108,128
Less: depreciation, amortization and other	(38,207)	(8,989)	(4,371)	—	(51,567)

Operating income (loss)	47,469	24,446	(8,802)	(6,552)	56,561
Loss from equity method investments, net	—	—	—	(11,352)	(11,352)
Interest expense, net	—	—	—	(12,463)	(12,463)
Other, net	—	—	—	(3,015)	(3,015)

Income (loss) from continuing operations before income taxes	$47,469	$24,446	$(8,802)	$(33,382)	$29,731

Dollars in thousands
Three Months Ended September 30, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$491,694	$79,611	$15,234	$—	$586,539
Expenses:
Direct operating	350,759	41,833	12,114	1,267	405,973
Marketing	5,883	1,352	421	739	8,395
Research and development	69	1,428	1,358	655	3,510
General and administrative	44,017	7,349	6,692	2,973	61,031

Segment operating income (loss)	90,966	27,649	(5,351)	(5,634)	107,630
Less: depreciation, amortization and other	(41,478)	(8,539)	(2,419)	—	(52,436)

Operating income (loss)	49,488	19,110	(7,770)	(5,634)	55,194
Income from equity method investments, net	—	—	—	57,934	57,934
Interest expense, net	—	—	—	(8,402)	(8,402)
Other, net	—	—	—	(2,402)	(2,402)

Income (loss) from continuing operations before income taxes	$49,488	$19,110	$(7,770)	$41,496	$102,324

OUTERWALL INC.

BUSINESS SEGMENT AND ENTERPRISEWIDE INFORMATION

(unaudited)

Dollars in thousands
Nine Months Ended September 30, 2014	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$1,399,185	$233,707	$69,511	$—	$1,702,403
Expenses:
Direct operating	1,003,097	120,354	66,150	5,214	1,194,815
Marketing	17,282	4,397	3,188	2,275	27,142
Research and development	41	486	6,570	2,788	9,885
General and administrative	106,658	21,502	11,822	9,847	149,829

Segment operating income (loss)	272,107	86,968	(18,219)	(20,124)	320,732
Less: depreciation, amortization and other	(118,928)	(26,473)	(12,136)	—	(157,537)

Operating income (loss)	153,179	60,495	(30,355)	(20,124)	163,195
Loss from equity method investments, net	—	—	—	(31,261)	(31,261)
Interest expense, net	—	—	—	(35,037)	(35,037)
Other, net	—	—	—	(1,857)	(1,857)

Income (loss) from continuing operations before income taxes	$153,179	$60,495	$(30,355)	$(88,279)	$95,040

Dollars in thousands
Nine Months Ended September 30, 2013	Redbox	Coinstar	New Ventures	Corporate Unallocated	Total
Revenue	$1,478,132	$219,520	$15,244	$—	$1,712,896
Expenses:
Direct operating	1,040,706	119,290	12,848	1,974	1,174,818
Marketing	18,057	3,357	596	893	22,903
Research and development	73	5,107	2,155	836	8,171
General and administrative	128,963	20,077	11,611	8,135	168,786

Segment operating income (loss)	290,333	71,689	(11,966)	(11,838)	338,218
Less: depreciation, amortization and other	(122,219)	(25,493)	(2,529)	—	(150,241)

Operating income (loss)	168,114	46,196	(14,495)	(11,838)	187,977
Income from equity method investments, net	—	—	—	41,280	41,280
Interest expense, net	—	—	—	(25,953)	(25,953)
Other, net	—	—	—	(3,323)	(3,323)

Income (loss) from continuing operations before income taxes	$168,114	$46,196	$(14,495)	$166	$199,981

APPENDIX A

Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA from continuing operations;

•	Core diluted earnings per share (“EPS”) from continuing operations;

•	Free cash flow; and

•	Net debt and net leverage ratio.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments for the periods presented include i) restructuring costs associated with actions to reduce costs in our continuing operations primarily through workforce reductions across the Company, ii) acquisition costs primarily related to the acquisition of ecoATM, iii) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results, iv) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and includes the impacts of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition, and v) tax benefits related to a net operating loss adjustment and the recognition of a worthless stock deduction in a corporate subsidiary (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either nonrecurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA from continuing operations

Our non-GAAP financial measure core adjusted EBITDA from continuing operations is defined as earnings from continuing operations before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA from continuing operations to net income from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2014	2013	2014	2013
Net income from continuing operations	$17,890	$86,795	$63,586	$165,215
Depreciation, amortization and other	51,567	52,436	157,537	150,241
Interest expense, net	12,463	8,402	35,037	25,953
Income taxes	11,841	15,529	31,454	34,766
Share-based payments expense(1)	3,249	2,774	10,093	11,454

Adjusted EBITDA from continuing operations	97,010	165,936	297,707	387,629
Non-Core Adjustments:
Restructuring costs	—	—	469	—
Acquisition costs	—	4,003	—	5,669
Rights to receive cash issued in connection with the acquisition of ecoATM	3,274	2,300	10,033	2,300
Loss from equity method investments	11,352	10,442	31,261	27,096
Gain on previously held equity interest in ecoATM	—	(68,376)	—	(68,376)

Core adjusted EBITDA from continuing operations	$111,636	$114,305	$339,470	$354,318

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS from continuing operations

Our non-GAAP financial measure core diluted EPS from continuing operations is defined as diluted earnings per share from continuing operations excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS from continuing operations to diluted EPS from continuing operations, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Diluted EPS from continuing operations	$0.93	$3.10	$2.98	$5.78
Non-Core Adjustments, net of tax:(1)
Restructuring costs	—	—	0.01	—
Acquisition costs	—	0.09	—	0.14
Rights to receive cash issued in connection with the acquisition of ecoATM	0.14	0.06	0.37	0.06
Loss from equity method investments	0.36	0.23	0.89	0.58
Gain on previously held equity interest on ecoATM	—	(2.36)	—	(2.32)
Tax benefit from net operating loss adjustment	—	—	(0.04)	—
Tax (benefit) expense of worthless stock deduction	0.01	—	(0.10)	—

Core diluted EPS from continuing operations	$1.44	$1.12	$4.11	$4.24

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended September 30,		Nine Months Ended September 30,
Dollars in thousands	2014	2013	2014	2013
Net cash provided by operating activities	$49,627	$60,943	$207,047	$147,121
Purchase of property and equipment	(19,295)	(39,102)	(72,311)	(123,346)

Free cash flow	$30,332	$21,841	$134,736	$23,775

Net Debt and Net Leverage Ratio

Our non-GAAP financial measure net debt is defined as the total face value of outstanding debt, including capital leases, less cash and cash equivalents held in financial institutions domestically. Our non-GAAP financial measure net leverage ratio is defined as net debt divided by core adjusted EBITDA from continuing operations for the last twelve months (LTM). We believe net debt and net leverage ratio are important non-GAAP measures because they:

•	are used to assess the degree of leverage by management;

•	provide additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities as well as additional information about our capital structure; and

•	are reported quarterly to support covenant compliance under our credit agreement.

A reconciliation of net debt to total outstanding debt including capital leases, the most comparable GAAP financial measure, is presented in the following table:

Dollars in thousands	September 30, 2014	December 31, 2013
Senior unsecured notes(1)	$650,000	$350,000
Term loans(1)	148,125	344,375
Revolving line of credit	210,000	—
Convertible debt(2)	—	51,148
Capital leases	18,051	21,361

Total principal value of outstanding debt including capital leases	1,026,176	766,884
Less domestic cash and cash equivalents held in financial institutions	(26,003)	(199,027)

Net debt	1,000,173	567,857
LTM Core adjusted EBITDA from continuing operations(3)	$476,804	$491,652

Net leverage ratio	2.10	1.15

(1)	The senior unsecured notes on our Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013 included $8.9 million and $5.3 million in associated debt discount, respectively. The Term loan on our Consolidated Balance Sheets as of September 30, 2014 included $0.4 million in associated debt discount. There was no associated debt discount with the Term loans as of December 31, 2013.
(2)	The convertible debt balance on our Consolidated Balance Sheet as of December 31, 2013 included $1.4 million in associated debt discount.

(3)	LTM Core Adjusted EBITDA from continuing operations for the twelve months ended September 30, 2014 and December 31, 2013 was determined as follows:

Dollars in thousands
Core adjusted EBITDA from continuing operations for the nine months ended September 30, 2014	$339,470
Add: Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013(A)	491,652
Less: Core adjusted EBITDA from continuing operations for the nine months ended September 30, 2013	(354,318)

LTM Core adjusted EBITDA from continuing operations for the twelve months ended September 30, 2014	$476,804

(A)	Core adjusted EBITDA from continuing operations for the twelve months ended December 31, 2013 is obtained from our Annual Report on Form 10-K for the period ended December 31, 2013, where it is reconciled to net income from continuing operations, the most comparable GAAP financial measure, and represents the LTM core adjusted EBITDA from continuing operations we use in our calculation of net leverage ratio as of December 31, 2013.

Investor Contact:

Angie McCabe

Vice President, Investor Relations

425-943-8754

angie.mccabe@outerwall.com

Media Contact:

Debby Wilson

Vice President, Corporate & Public Affairs

425-943-8314

debby.wilson@outerwall.com